Exhibit 10.14
QUICKSILVER GAS SERVICES GP LLC
Description of Non-Employee Director Compensation
      Each non-employee director of Quicksilver Gas Services GP LLC receives an annual fee of $80,000. Each non-employee director is paid $40,000 of the annual fee in phantom units that settle in units under the Quicksilver Gas Services LP 2007 Equity Plan (the “Plan”). Each non-employee director is paid the remaining $40,000 of the annual fee in cash, unless the non-employee director makes an appropriate election under the Plan to receive some or all of the remaining $40,000 of the annual fee in phantom units that settle in units.